UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Edwin W. Elder
        447 Tanasi Way
        Loudon, TN 37774

        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        American Country Holdings Inc.
        ACHI

   3.   IRS or Social Security Number of Reporting Person (Voluntary):



   4.   Statement for Month/Year:

        June 2001

   5.   If Amendment, Date of Original (Month/Year):

        July 1997

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner ( ) Officer (give title below)
        ( ) Other (specify below):

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        (x) Form filed by One Reporting Person
        ( ) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                     5. Amount of
                     2. Trans-                                        Securities        6. Owner-
                      action   3. Trans-                             Beneficially      ship Form:
       1. Title of     Date      action   4. Securities Acquired     Owned at End     Direct (D) or  7. Nature of Indirect
         Security     (Month/     Code    (A) or Disposed of (D)       of Month       Indirect (I)    Beneficial Ownership
        (Instr. 3)   Day/Year) (Instr. 8)  (Instr. 3, 4 and 5)     (Instr. 3 and 4)    (Instr. 4)          (Instr. 4)
       -----------   --------- ---------- ----------------------   ----------------   -------------  ---------------------
                               Code   V   Amount (A)or(D)  Price
                               ----   -   ------ --------  -----
     Common          7/2/01    S      V   32,000  A        $1.9035  33,853             D
     Stock,
     $0.01 par
     value







                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                      9.     Owner-
                                                5.                                                  Number    ship
                  2.                          Number                                               of Deri- Form of    11.
                Conver-                     of Deriv-                                               vative   Deri-   Nature
                sion or                       ative                                                Securi-   vative    of
                 Exer-                        Secur-                                                 ties    Secur-   Indi-
                 cise     3.                  ities                            7.            8.    Benefi-    ity:    rect
         1.      Price  Trans-               Acquired         6.            Title and      Price    cially   Direct  Benefi-
      Title of    of    action      4.        (A) or       Date Exer-       Amount of    of Deriv- Owned at  (D) or   cial
       Deriv-   Deriv-   Date     Trans-     Disposed     cisable and      Underlying      ative    End of  Indirect Owner-
        ative   ative  (Month/   action      of (D)      Expiration       Securities     Security   Month     (I)     ship
      Security  Secur-   Day/      Code     (Instr. 3,    Date(Month/       (Instr. 3    (Instr.   (Instr.  (Instr.  (Instr.
     (Instr. 3)   ity    Year)  (Instr. 8)   4 and 5)      Day/Year)         and 4)         5)        4)       4)      4)
     ---------  ------- ------- ----------  ----------  --------------- ---------------- --------  -------- -------- -------
                                 Code   V    (A)  (D)   Date
                                 ----   -    ---  ---   Exer-    Expir-         Amount or
                                                        cis-     ation          Number of
                                                        able     Date   Title   Shares
                                                        -----    -----  -----   ---------
     Option     $2.18   6/7/01   A           10,000     6/7/01   6/6/06 Common  10,000              10,000  D
                                                                        Stock,
                                                                        $.01 par
                                                                        value



     Explanation of Responses:


   SIGNATURE OF REPORTING PERSON:


   /s/ Edwin W. Elder
   ------------------------------
       Edwin W. Elder


   Dated:  July 9, 2001